Exhibit 99.1

NEWS RELEASE

For information contact:

Kevin B. Habicht

Chief Financial Officer

(407) 265-7348

FOR IMMEDIATE RELEASE

September 6, 2011

NATIONAL RETAIL PROPERTIES, INC.

ANNOUNCES INCREASED 2011 FFO GUIDANCE

Orlando, Florida, September 6, 2011 - National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust, today announced increased 2011 FFO guidance of $1.52 to $1.55 per share before any impairment expense and estimated AFFO to be $1.65 to $1.68 per share. This FFO guidance equates to net earnings before any gains or losses from the sale of real estate of $0.93 to $0.96 per share plus $0.59 per share of real estate related depreciation and amortization.

The increased guidance is primarily related to increased projected acquisition volume of $400-$500 million in 2011 from our prior projected acquisition volume of $200-$250 million in 2011. In 2011 through the date of this release, NNN has completed the acquisition of approximately $290 million in the Investment Portfolio, including acquiring 99 properties with an aggregate 1.8 million square feet of gross leasable area.

This guidance updates the Company’s previously announced 2011 FFO and AFFO guidance and is based on current plans and assumptions and subject to risks and uncertainties more fully described in this press release and the Company’s reports filed with the Securities and Exchange Commission.

450 S. Orange Ave., Suite 900 | Orlando, FL 32801 (800) NNN-REIT | www.nnnreit.com

National Retail Properties invests primarily in high-quality retail properties subject generally to long-term, net leases. As of June 30, 2011, the company owned 1,248 Investment Properties in 46 states with a gross leasable area of approximately 13.6 million square feet. For more information on the company, visit www.nnnreit.com.

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the preferences and financial condition of our tenants, the availability of capital, risks related to our status as a REIT, and the profitability of the company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s Securities and Exchange Commission (“SEC”) filings, including, but not limited to, the company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the company or the SEC. Such forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. National Retail Properties undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Funds From Operations, commonly referred to as FFO, is a relative non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and is used by the company as follows: net earnings (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, excluding gains (or including losses) on the disposition of certain assets, and the company’s share of these items from the company’s unconsolidated partnerships.

FFO is generally considered by industry analysts to be the most appropriate measure of performance of real estate companies. FFO does not necessarily represent cash provided by operating activities in accordance with GAAP and should not be considered an alternative to net earnings as an indication of the company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. The company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

Adjusted Funds From Operations (“AFFO”) is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP. Management considers AFFO a useful supplemental measure of the company’s performance. The company’s computation of AFFO may differ from the calculation used by other equity REITs and therefore may not be comparable to such other REITs.

The company has determined that there are earnings from discontinued operations in each of its segments, real estate held for investment and real estate held for sale. All property dispositions from the company’s held for investment segment are classified as discontinued operations. In addition, certain properties in the company’s held for sale segment that have generated revenues before disposition are classified as discontinued operations. The results of operations for prior periods for these properties now classified as discontinued operations have been restated to reflect the results in earnings from discontinued operations for comparability purposes. These adjustments resulted in a decrease in the company’s reported total revenues and total and per share earnings from continuing operations and an increase in the company’s earnings from discontinued operations. However, the company’s total and per share FFO and net earnings available to common stockholders are not affected.

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